Exhibit 99.2
Communication to MRMC Employees

Martin Midstream Partners L.P. (“MMLP”) today issued a press release and filed a Form 8-K announcing that MMLP has entered into an agreement and plan of merger (the “Merger Agreement”) with Martin Resource Management Corporation (“MRMC”) and a subsidiary of MRMC, pursuant to which such subsidiary will merge with and into MMLP, with MMLP surviving as a wholly owned subsidiary of MRMC (the “Transaction”). Under the terms of the Merger Agreement, which is filed with the Form 8-K, at the effective time of the Transaction, each issued and outstanding common unit representing a limited partnership interest in MMLP (each, a “Common Unit”) other than Common Units owned by MRMC and its subsidiaries (each, a “Public Common Unit”) will be converted into the right to receive $4.02 in cash without any interest thereon (the “Per Unit Consideration”).
Completion of the Transaction is subject to certain customary conditions, including, among others, the approval of the Merger Agreement and the transactions contemplated thereby by the holders of a majority of the issued and outstanding Common Units, voting as a single class (the “Partnership Unitholder Approval”).
To help address key issues regarding the Transaction, the following Frequently Asked Questions provide pertinent details. The main intent of this document is to ensure we all have the relevant information to best manage the business and understand factors impacting employment and benefits going forward.

QUESTIONS AND ANSWERS:

1.What are the next steps in the process? The Transaction is expected to close by the end of 2024, subject to Partnership Unitholder Approval and other customary approvals. The unitholder proxy voting process will begin after a proxy statement is filed and approved by the U.S. Securities and Exchange Commission (the “SEC”). Immediately following obtaining Partnership Unitholder Approval and the consummation of the Transaction, the Common Units will no longer be publicly traded on the NASDAQ Global Select Market (i.e., MMLP will be a privately held company). The entire process may take 60 to 90 days or longer if the process for certain approvals takes more time than expected.

2.Can we talk about any details pertaining to the Transaction outside of the Company? Because MMLP is a publicly traded company, it is extremely important that all discussions with respect to the Transaction be kept confidential. All inquiries from suppliers, customers, the press or other third parties should be answered with “no comment” and the legal department should be notified immediately. In addition to the confidentiality concerns of dealing with a publicly traded company, there are also strict rules under federal and state securities laws with respect to public communications and trading regarding the Transaction. Therefore, despite the announcement of the Merger Agreement and the Transaction, no public statements should be made by any employee. As a reminder, you are also subject to the insider trading policy, which prohibits trading in the Common Units while in possession of material nonpublic information.

3.How will jobs be impacted by the Transaction? The Transaction will not impact employee jobs or how we operate our business. The Transaction would simply be a change in ownership resulting in the Common Units no longer being publicly traded and will result in long-term benefits as it will enhance our ability to execute our strategic plan.

4.What will be the process to receive the Per Unit Consideration? Following obtaining Partnership Unitholder Approval, the merger of MMLP and the affiliate of MRMC will occur, converting all Public Common Units into a right to receive the approved Per Unit Consideration. The conversion and cash payment for the Common Units you own will automatically transact through each unitholder’s brokerage account.

5.Will unitholders have to pay any capital gains on the sale of their Common Units? The sale of all Common Units will be subject to IRS rules regarding capital gains/loss based on the specific terms of each unitholder’s 2024 K-1 filing. If you have questions about the tax treatment of the Transaction, please consult with your tax advisor.

6.How does the Transaction impact the employee unit purchase plan? In connection with the Transaction, the Martin Unit Purchase Plan (“MUPP”) was frozen such that no further payroll contributions may be made while the Transaction remains outstanding. Upon closing of the Transaction, the MUPP will be terminated. However, if the Merger Agreement is terminated, then payroll deductions under the MUPP will resume.

7.What happens to my existing Common Units in the MUPP upon closing of the Transaction? In connection with the closing of the Transaction, Common Units held in individual MUPP accounts will be acquired by MRMC at closing for cash at the Per Unit Consideration.

8.Does this affect my shares of MRMC? No, the Transaction will not affect the MRMC ESOP plan.

9.What happens if the unitholders do not approve the Transaction? MMLP would remain a publicly traded company and you will not receive the Per Unit Consideration but continue to own Common Units.

IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION

This material does not constitute an offer to sell or the solicitation of an offer to buy any securities, including the Public Common Units, or a solicitation of any vote or approval. In connection with the proposed merger, MMLP will file with the SEC and furnish to MMLP’s unitholders a proxy statement and other relevant documents, including a Schedule 13E-3. This material is not a substitute for the Merger Agreement, the proxy statement or the Schedule 13E-3 or for any other document that MMLP may file with the SEC in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, MMLP’S UNITHOLDERS ARE URGED TO READ THE MERGER AGREEMENT, THE PROXY STATEMENT AND THE SCHEDULE 13E-3 AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT OR SCHEDULE 13E-3 CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors and security holders will be able to obtain free copies of the proxy statement (when available) and other relevant documents filed with the SEC by MMLP through the website maintained by the SEC at www.sec.gov. In addition, the proxy statement, the Schedule 13E-3, and other documents filed with the SEC by MMLP will be available free of charge through MMLP’s website at www.MMLP.com, in the “Investor Relations” tab, or by contacting MMLP’s Investor Relations Department at (877) 256-6644.

PARTICIPANTS IN THE SOLICITATION

MMLP and the directors and executive officers of our general partner, and MRMC and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from MMLP’s unitholders in respect of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the unitholders of MMLP in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other relevant materials when filed with the SEC. Information about the directors and executive officers of our general partner and their ownership of MMLP common units is set forth in MMLP’s Form 10-K for the year ended December 31, 2023, as previously filed with the SEC on February 21, 2024. Free copies of these documents may be obtained as described in the paragraphs above.
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